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Exhibit 12.1

Abgenix, Inc.
Computation of Ratios of Earnings to Fixed Charges

		Three Months Ended March 31,		Year Ended December 31,
		2005	2004	2004	2003	2002	2001	2000
		(in thousands)
Earnings:
Loss before income tax expense		$(42,633)	$(41,566)	$(187,478)	$(196,345)	$(208,898)	$(60,856)	$(8,793)
Add:	Fixed charges	5,378	3,809	15,952	15,447	13,556	4,678	1,306
	Amortization of capitalized interest	41	41	163	99	1	—	—
Less:	Capitalized interest	(271)	(417)	(1,687)	(2,470)	(1,924)	—	—

		$(37,485)	$(38,133)	$(173,050)	$(183,269)	$(197,265)	$(56,178)	$(7,487)

Fixed charges:
Interest expense		$3,342	$1,643	$7,233	$5,784	$4,830	$259	$39
Capitalized interest		271	417	1,687	2,470	1,924	—	—
Estimated interest portion of rental expense		1,765	1,749	7,032	7,193	6,802	4,419	1,267

		$5,378	$3,809	$15,952	$15,447	$13,556	$4,678	$1,306

Deficiency of earnings to fixed charges		$(42,863)	$(41,942)	$(189,002)	$(198,716)	$(210,821)	$(60,856)	$(8,793)

Ratio of earnings to fixed charges		—	—	—	—	—	—	—

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  Abgenix, Inc. Computation of Ratios of Earnings to Fixed Charges